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                                                                   Exhibit 4.1

                                 AMENDMENT NO. 2
                                     TO THE
                                RIGHTS AGREEMENT


         This Amendment No. 2, dated as of July 18, 2000 (the "Amendment"), to the Rights Agreement, dated as of June 15, 1998 (as amended from time to time, the "Rights Agreement"), between IMS Health Incorporated, a Delaware corporation (the "Company"), and First Chicago Trust Company, as Rights Agent (the "Rights Agent").

         WHEREAS, on June 15, 1998, the Company and the Rights Agent entered into a rights agreement, as amended on March 28, 2000 (the "Original Rights Agreement");

         WHEREAS, Section 27 of the Original Rights Agreement permits the Company to amend the Original Rights Agreement in the manner provided herein;

         WHEREAS, Section 27 of the Original Rights Agreement provides that the Rights Agent shall execute this Amendment upon delivery of a certificate from an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Original Rights Agreement (the "Officer's Certificate"); and

         WHEREAS, the Officer's Certificate is being delivered to the Rights Agent concurrently with this Amendment;

         WHEREAS, the Company deems this Amendment to be necessary and desirable and in the best interests of the holders of Rights and has duly approved this Amendment;

         WHEREAS, the Company and the Rights Agent wish to amend the Original Rights Agreement as follows:

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

         1. Section 1(d) is hereby amended and restated in its entirety as follows:

                  "(d) "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New Jersey, or the State in which the principal office of the Rights Agent is located, are authorized or obligated by law or executive order to close."

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         2. Section 2 is hereby amended and restated in its entirety as follows:

                  "Section 2. APPOINTMENT OF RIGHTS AGENT. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable upon ten (10) days prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise and shall in no event be liable for the acts or omissions of any such co-Rights Agent."

         3. Section 18(a) is hereby amended and restated in its entirety as follows:

                  "(a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly."

         4. Section 20(c) is hereby amended and restated in its entirety as follows:

         "(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct."

         5. Section 35 is hereby deleted in its entirety.

         6. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.

         7. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the Company and the Rights Agent have executed this
Amendment as of the date and year first written above.


                                 IMS HEALTH INCORPORATED


                                 By:   /s/ Matthew L. Friedman
                                       -------------------------------------
                                       Name:    Matthew L. Friedman
                                       Title:   Vice President - Treasurer


                                 FIRST CHICAGO TRUST COMPANY


                                 By:   /s/ Craig Broomfield
                                       --------------------------------------
                                       Name:    Craig Broomfield
                                       Title:   Senior Account Manager